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                                                                 Exhibit (d)(17)

                      FORM OF INVESTMENT ADVISORY AGREEMENT

         AGREEMENT, dated as of May 15, 2000, by and among The Equitable Life Assurance Society of the United States, a New York Stock life insurance corporation (the "Manager"), Prudential Investments Fund Management LLC, a New York limited liability company ("Prudential"), and Jennison Associates LLC, a Delaware limited liability company ("Jennison," and, together with Prudential, "Advisers").

         WHEREAS, EQ Advisors Trust ("Trust") is registered as an investment company under the Investment Company Act of 1940, as amended ("Investment Company Act");

         WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

         WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

         WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and is the investment manager to the Trust;

         WHEREAS, each Adviser is registered as an investment adviser under the Advisers Act;

         WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

         WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain Prudential and Jennison to render investment advisory and other services to that portion of the total assets of EQ/Balanced Portfolio ("Portfolio") that the Manager may allocate to the Advisers from time to time in the manner and on the terms hereinafter set forth.

         NOW, THEREFORE, the Manager and the Advisers agree as follows:

1.       APPOINTMENT OF ADVISERS

         The Manager hereby appoints Prudential and Jennison to act as investment advisers for that portion of the total assets of the Portfolio allocated to them from time to time by the Manager ("Prudential/Jennison Allocated Portion"), subject to the overall supervision and control of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Advisers will be independent

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contractors and will have no authority to act for or represent the Trust or the
Manager in any way or otherwise be deemed agents of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and each Adviser.

2.       SERVICES TO BE RENDERED BY THE ADVISERS TO THE TRUST

         A. Prudential shall allocate responsibilities for specific tasks relating to the Prudential/Jennison Allocated Portion between itself and Jennison. As such, Prudential assigns responsibility to Jennison for coordinating the investment and reinvestment of the assets of the Prudential/Jennison Allocated Portion and the composition of the assets of the Prudential/Jennison Allocated Portion and Prudential shall be responsible for administrative support to the Trust, both Advisers subject always to the supervision and control of the Manager and the Trustees of the Trust.

         B. As part of the services it will provide hereunder, subject to the supervision of the Board of Trustees and the Manager, Jennison will:

                  (i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Prudential/Jennison Allocated Portion of the Portfolio or are under consideration for inclusion in the Prudential/Jennison Allocated Portion of the Portfolio;

                  (ii) formulate and implement a continuous investment program for the Prudential/Jennison Allocated Portion of the Portfolio;

                 (iii) provide assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio's net asset value in accordance with procedures and methods established by the Trustees of the Trust; and

                 (iv) co-operate with and provide reasonable assistance to the Manager, Prudential, the Trust's administrator, the Trust's custodian and foreign custodians, the Trust's transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

         C. As part of the services it will provide hereunder, subject to the supervision of the Board of Trustees and the Manager, Prudential and Jennison will:

                  (i) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis of all material facts concerning the investment and reinvestment of the assets in the Prudential/ Jennison Portion of the Portfolio, the


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         Advisers and their personnel and operations, make regular and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing.


                  (ii) provide composite prior account performance, if appropriate, containing accounts that have investment objectives, policies, and strategies substantially similar to those employed by Jennison or Prudential in managing the Prudential/ Jennison Portion of the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning Prudential or Jennison's prior performance in the Trust's Prospectus and SAI (as hereinafter defined); provided, however, Prudential and Jennison shall not be responsible for ensuring the compliance of presenting such prior account information in the Trust's Prospectus and SAI with applicable laws;


         D. In furnishing services hereunder, each Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust's Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time ("Trust Declaration"); (ii) the By-Laws of the Trust , as the same may be hereafter modified and/or amended from time to time ("By-Laws");
(iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC, as the same may be hereafter modified, amended and/or supplemented ("Prospectus and SAI"). In furnishing services hereunder, the Advisors agree to co-operate with Manager's compliance personnel, the Trust's Administrator or the Trust's Custodian to ensure the Advisors' services are performed in compliance with: (i) the Investment Company Act, with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended; (ii) all other applicable state and federal securities and other laws; (iii) all regulations with respect to the foregoing; (iv) the Trust's Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (v) the written instructions of the Manager. The Manager shall provide the Advisers with current copies of the Trust Declaration, By-Laws, Prospectus and SAI, and Trust's Compliance Manual and other policies and procedures adopted from time to time by the Manager or Board of Trustees of the Trust.

         E. The Advisers, at their expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Prudential/Jennison Allocated Portion.

         F. Jennison will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. Jennison, will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. Jennison is directed at all times to seek to execute brokerage transactions for the


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Prudential/Jennison Allocated Portion of the Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and (ii) as described in the Trust's Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Prudential/Jennison Allocated Portion, in the name of the Portfolio or its nominees, Jennison shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

         G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Jennison may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended ("Exchange Act") cause the Portfolio to pay a broker or dealer that provides brokerage or research services to Jennison an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if such Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or its or Jennison's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Trust's Board of Trustees, Jennison shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking the most favorable price and execution, the Board or Trustees or the Manager may direct Jennison to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to: (i) pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment; or (ii) finance activities that are primarily intended to result in the sale of Trust shares; or (iii) compensate brokers for sales of the Trust's shares; or
(iv) pay for the cost of research services provided to the Manager by brokers. The Board of Trustees and Manager acknowledge that such directed brokerage transactions will be effected consistently with Jennison's policy as disclosed in its Form ADV.

         H. On occasions when Jennison deems the purchase or sale of a security to be in the best interest of the Portfolio as well as its other clients, Jennison to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by such Jennison in the manner Jennison considers to be the most equitable and consistent with its fiduciary obligations to the Prudential/Jennison Allocated Portion of the Portfolio and to its other clients.

         I. The Advisers will maintain all accounts, books and records with respect to the Prudential/Jennison Allocated Portion of the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to their duties as are set forth herein.


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         J. Jennison will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to the Prudential/Jennison Allocated Portion of the Portfolio's securities and exercise rights in corporate actions or otherwise.

3.       COMPENSATION OF ADVISERS

         The Manager will pay Prudential an advisory fee for services provided by both Prudential and Jennison, as specified in this Agreement, with respect to the Prudential/Jennison Allocated Portion of the Portfolio at the following annual rate: 0.35% of the average daily net assets of the Prudential/Jennison Allocated Portion of the Portfolio. The advisory fee due and payable hereunder on account of any day shall be calculated by multiplying the net asset value of the Prudential/Jennison Allocated Portion at the close of the immediately preceding business day (as defined in the Prospectus and SAI) by the applicable annual rate specified above and dividing the result by the number of days in the year. The advisory fee due and payable hereunder on account of the days in any calendar month shall be due and payable within ten (10) business days following the end of such calendar month. Prudential will in turn compensate Jennison for its services under this Agreement from the advisory fee received by Prudential from the Manager.

4.       LIABILITY AND INDEMNIFICATION


         (a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Advisers shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by either or both of the Advisers with respect to the services provided to the Prudential/Jennison Allocated Portion of the Portfolio hereunder, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of either or both of the Advisers for, and each Adviser with respect to its own actions shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company
Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "Manager Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnities may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of either or both of the Advisers in the performance of any of their duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the applicable Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee (as defined below) for use therein; provided, that the applicable Adviser Indemnitee has had an opportunity to review and approve the use of such information in such Prospectus and


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SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio prior to the filing with the applicable regulatory authorities or use.



         (b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by either or both of the Advisers as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Advisers, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnities may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee for use therein.

5.       NON-EXCLUSIVITY

         The services of the Advisers to the Manager, the Portfolio and the Trust are not to be deemed to be exclusive, and each Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Advisers are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.       SUPPLEMENTAL ARRANGEMENTS

         Each Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio which would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of such Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto.


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7.       REGULATION

         Each Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.       RECORDS

         The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Advisers such records and permit them to retain such records (either in original or in duplicate form) as either Adviser shall reasonably require in order to carry out their duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Advisers; provided, however, the Advisers may retain copies of such records to the extent necessary to comply with applicable laws and regulations, subject to the confidentiality requirements hereunder. The Manager and each Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or if such information is already available to the public through disclosure other than by a party to this Agreement.

9.       DURATION OF AGREEMENT

         This Agreement shall become effective with respect to the Prudential/Jennison Allocated Portion of the Portfolio on the later of the date of its execution or the date of the commencement of the provision of services to the Prudential/Jennison Allocated Portion of the Portfolio. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) ("Independent Trustees") of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

10.      TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) day's written notice to the Manager and the Advisers, or by the Manager or either Adviser on sixty (60) day's written notice to the Trust and the other parties. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for


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any other reason. This Agreement will also terminate upon written notice (i) by
Equitable to Prudential and Jennison; or (ii) by either Prudential or Jennison to Equitable that the non-terminating party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.      PROVISION OF CERTAIN INFORMATION BY ADVISERS

         Each Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

         A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

         B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and/or

         C. the chief executive officer or controlling member of the Adviser or the portfolio manager of the Prudential/Jennison Allocated Portion of the Portfolio changes or there is otherwise an actual change in control or management of the Adviser.

12.      USE OF ADVISERS NAMES

         The parties agree that the name of each of the Advisers, the names of any affiliates of the Advisers and any derivative or logo or trademark or service mark or trade name are the valuable property of the Advisers and their affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

         Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with, and obtain prior approval from, the Adviser with respect to any advertisement, sales literature, or notice prior to its use that makes reference to the Advisers or their affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Advisers may review the context in which it is referred to, it being agreed that the Advisers shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Advisers' names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Advisers shall suffer irreparable harm for which monetary damages are inadequate and thus, the Advisers shall be entitled to injunctive relief.


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13.      AMENDMENTS TO THE AGREEMENT

         Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio, as defined by the Investment Company Act, (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio, as defined by the Investment Company Act, vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

14.      ASSIGNMENT

         No assignment (as that term is defined in the Investment Company Act) shall be made by an Adviser without the prior written consent of the Trust and the Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. Each Adviser agrees that it will notify the Trust and the Manager of any changes in its directors, officers or employees within a reasonable time thereafter.

15.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties with respect to the investment advisory services provided to the Prudential/Jennison Allocated Portion of the Portfolio.

16.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.


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17.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

18.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

20.      INTERPRETATION

         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

THE EQUITABLE LIFE ASSURANCE           PRUDENTIAL INVESTMENTS FUND
SOCIETY OF THE UNITED STATES           MANAGEMENT LLC

By:                                    By:
   ---------------------------------      ---------------------------------
      [Name]                                 [Name]
      [Title]                                [Title]



JENNISON ASSOCIATES LLC


By:
   ---------------------------------
      Karen E. Kohler
      Senior Vice President

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